Exhibit 99.1

Lennar Completes Spin-off of Millrose Properties

MIAMI, February 7, 2025 — Lennar Corporation (NYSE: LEN and LEN.B, “Lennar”), one of the nation’s leading homebuilders, and Millrose Properties, Inc. (NYSE: MRP, “Millrose”), a “first-of-its-kind” homesite option purchase platform, jointly announced today that they have successfully completed the previously announced taxable spin-off (the “Spin-Off”) of Millrose from Lennar through a distribution of approximately 80% of Millrose’s stock to Lennar’s stockholders (the “Distribution”). Prior to the open of trading on the New York Stock Exchange today, each holder of Lennar Class A or Class B common stock as of the close of business on January 21, 2025, the record date of the Spin-Off, received one share of Millrose Class A common stock, unless the holder elected to receive one share of Millrose Class B common stock, for each two shares of Lennar Class A or Class B common stock. Fractional shares of Millrose Class A common stock will be aggregated and sold in the public market with proceeds distributed pro-rata to Lennar stockholders who would have been entitled to receive fractional shares of Millrose Class A common stock. Fractional shares of Millrose Class B common stock will be rounded down.

As of today, Millrose is an independent publicly traded company and will begin “regular-way” trading on the NYSE under the symbol “MRP.”

As a result of the Distribution and the elections made by Lennar stockholders in connection with the Distribution, there are currently 120,980,401 shares of Millrose Class A common stock outstanding and 11,819,811 shares of Millrose Class B common stock outstanding distributed to Lennar stockholders (representing approximately 80% of the total outstanding shares of Millrose common stock). Lennar will temporarily retain and not vote 33,200,053 shares of Millrose Class A common stock (representing approximately 20% of the total outstanding shares of Millrose common stock), which it expects to dispose of through a subsequent spin-off, split-off, public offering, private sale or any combination of these potential transactions. As of the date of the Distribution, there are 154,180,454 total outstanding shares of Millrose Class A common stock and 11,819,811 total outstanding shares of Millrose Class B common stock (166,000,265 total shares outstanding in the aggregate).

Millrose engages in land purchases, horizontal development and homesite option purchase arrangements for Lennar and potentially other homebuilders and developers. In connection with the Spin-Off, Lennar has contributed $5.5 billion in land assets and cash of $1.0 billion. After giving effect to the Spin-Off (net of upfront option deposits from Lennar and third-party transaction costs), Millrose’s book value of equity is approximately $5.8 billion as of December 31, 2024. Following the Distribution, Millrose will have availability of approximately $1.3 billion under its revolving credit facility, which may be increased to $2.0 billion if additional lender commitments are obtained in the future. Millrose intends to elect and qualify to be treated as a real estate investment trust (“REIT”) for federal income tax purposes.

The Spin-Off transaction accelerates Lennar’s longstanding strategy of becoming a pure-play, asset-light, new home manufacturing company.

Stuart Miller, Executive Chairman and Co-Chief Executive Officer of Lennar, said, “With today’s successful launch of Millrose Properties, we are very excited to advance Lennar’s strategy of becoming a pure-play land-light manufacturer of homes. The spin-off of Millrose Properties is a significant milestone for Lennar and the industry, and we look forward to the Millrose team building a Lennar solution, as well as an entire industry solution, and creating an exceptional, land banking platform that will drive accretive yield growth as it expands.”

Millrose is externally managed by Kennedy Lewis Land and Residential Advisors LLC (“Kennedy Lewis”), an affiliate of Kennedy Lewis Investment Management, an institutional alternative investment firm with over $25 billion in assets under management.

Darren Richman, Chief Executive Officer and President of Millrose Properties, Inc., said, “We are excited to operate Millrose in its mission to facilitate the creation of high-quality residential communities by leveraging our financial expertise and industry relationships. Given our already existing robust backlog of industry assets, we expect to immediately begin the process of executing and closing accretive third-party deals.”

Kennedy Lewis provides Millrose access to Kennedy Lewis’ deep financial expertise, extensive operational platforms and strong homebuilder relationships. Immediately following the Spin-Off, Kennedy Lewis will leverage its full resources to deliver its already robust backlog of deals and to pursue accretive homesite option purchase arrangements with other third-party homebuilders and developers throughout the industry. Kennedy Lewis is currently actively evaluating these potential transactions for suitability for Millrose using its standard due diligence procedures and expects to have one or more of such transactions under contract by the time Millrose announces its financial results for the first quarter of 2025. Millrose expects to utilize its revolving credit facility to finance these transactions.

Vestra Advisors LLC, Citigroup, Goldman Sachs & Co. LLC and JPMorgan Chase & Co. are serving as financial advisors to Lennar. Cleary Gottlieb Steen & Hamilton LLP, Gibson, Dunn & Crutcher LLP and Goodwin Procter LLP are serving as legal counsel to Lennar. Akin Gump Strauss Hauer & Feld LLP and Venable LLP are serving as legal counsel to the standalone Millrose business. Davis Polk & Wardell LLP is serving as legal counsel for Lennar’s financial advisors.

Introduction to Millrose Properties, Inc.

Millrose purchases and develops residential land and sells finished homesites back to Lennar and potentially other homebuilders by way of option contracts with predetermined costs and takedown schedules. While Lennar is currently Millrose’s only customer, Millrose anticipates that its “first of its kind” public vehicle will be attractive to other homebuilders seeking to implement an asset-light strategy and believes that becoming a capital source for other homebuilders will provide for accretive growth to the Millrose platform.

Millrose’s assets perform more like work-in-process inventory versus traditional land bank assets, with limited entitlement and development risk, and scheduled takedowns that allow homebuilders to purchase finished homesites just in time for home construction. As fully developed homesites are acquired, capital is recycled into future land acquisitions for Lennar and potentially other homebuilders, providing each customer with uninterrupted access to capital. Millrose expects to generate recurring income from monthly option payments pursuant to purchase option contracts with Lennar (the “Lennar Agreements”) and potentially other homebuilders.

Lennar’s Acceleration of its Land-Light Strategy

Since 2013, Lennar has been pursuing an asset-light, land-light strategy to increase strategic flexibility, improve production efficiencies and enhance shareholder value. Over the years, Lennar has undergone a significant transformation in its land strategy by utilizing off-balance sheet vehicles to acquire homesites. It has developed and refined its Homesite Option Purchase Platform (the “HOPP’R”), a comprehensive suite of systems and processes used to operate and manage the large-scale acquisition, financing, and development of land assets, as it migrates towards a “just in time” delivery model of fully developed homesites. This strategic shift has allowed Lennar to successfully reduce its supply of owned homesites and significantly increase the percentage of controlled homesites from 19% as of the end of 2013 to 82% as of the end of 2024.

Key Transaction Highlights:

•	Creates a new, long-lasting, public capital recycling, finished homesite program that reduces on-balance sheet land and development at a lower cost than existing land banks in the private markets.

•	Lennar will now focus exclusively on “just-in-time”, asset-light home production.

•	The Spin-Off enhances Lennar’s ability over time to reallocate cash flow from on-balance sheet land acquisition and development spend towards capital allocation and shareholder distributions.

•	Lennar’s return profile is expected to be significantly improved by increasing its cash flow conversion and return on equity.

•	A first of its kind transaction, the creation of a recycled land capital vehicle as a separate public company reinforces Lennar’s position as a leading innovator in the housing ecosystem.

About Lennar

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar’s Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar’s technology, innovation and strategic investments.

About Millrose

Millrose is an independent, publicly traded company that engages, through its subsidiaries, in land purchases, horizontal development and homesite option purchase arrangements, for Lennar, certain entities with which Lennar has a business relationship or in which Lennar has an ownership interest, and potentially other homebuilders and developers.

Forward-looking Statements

This press release contains forward-looking statements, including, in particular, statements about Lennar’s and Millrose’s businesses, plans, strategies and objectives following the Spin-Off, including the value of Lennar’s land assets contributed to Millrose, Millrose’s qualification as a REIT, the anticipated benefits of the Spin-Off and Lennar’s expected return profile, the Millrose Class A common stock temporarily retained by Lennar and the ability of Millrose to sign and close on potential transactions with third-party homebuilders and developers in the timeline indicated. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “can,” “shall,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words or the negatives thereof. Assumptions relating to these statements involve judgments with respect to, among other things, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. There can be no assurance that these forward-looking statements will prove to be accurate, and our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.